EXHIBIT 99.1

TICKETS.COM WINS SHAREHOLDER LAWSUIT

Costa Mesa, CA April 8, 2004 — An Orange County Superior Court Jury returned a defense verdict in favor of Tickets.com following a two month civil trial on claims brought by two former shareholders.

The lawsuit, originating from a 1998 contract, was brought by former shareholders R4 Holdings and Hill International. The plaintiffs’ claimed, among other things, breach of contract and fraud by the Company and its Board of Directors. The plaintiffs’ were seeking $90 million in damages.

Tickets.com’s Chief Executive Officer, Ron Bension, commented, “We are gratified by the jury’s decision, and we are pleased to get this long running distraction behind us.”

Tickets.com’s trial counsel, Bill O’Hare said, “Tickets.com and its board maintained from the start that the Company and its board acted in good faith and in the best interest of all of its stockholders.”

About Tickets.com

Tickets.com, established in 1996, is a leading live event ticketing software and services provider for top entertainment and sports venues worldwide. Clients comprise leading museums and performance centers including the Smithsonian Institution, The Field Museum, Prince Charles Theatre and The National Gallery in London; leading entertainment and sports venues such as Oakland Arena, HSBC Arena, Inter Milan FC and Kwinana Motorplex; and esteemed Colleges and Universities such as Princeton and Syracuse University. Under its ProVenue™ Ticketing Solutions brand, Tickets.com offers five distinct products, as well as Customer Management and Venue Management Features designed to increase ticket sales and build customer relationships.

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Contact:
Melissa Zukerman
323-960-9170
melissa@zukermanpr.com